                                                                      Exhibit 99

FindWhat.com                                              News Release
--------------------------------------------------------------------------------
Company Contact:
Karen Yagnesak
FindWhat.com
239-561-7229
kareny@findwhat.com

               FINDWHAT.COM ANNOUNCES RECORD THIRD QUARTER RESULTS
      - REVENUE INCREASES 13% SEQUENTIALLY; EPS EXCEEDS PROJECTIONS BY 33%;
                            RAISING 2002 GUIDANCE -


FORT MYERS, FL - OCTOBER 21, 2002 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today reported record financial results for the three and nine months ended September 30, 2002. Highlights include:

         - Revenue for Q3 2002 increased 13% versus Q2 2002 and 102% versus Q3 2001, and was almost $800,000 ahead of expectations. The Company has increased revenue sequentially for 12 consecutive quarters.

         - FindWhat.com generated pre-tax diluted EPS of $0.15 in Q3 2002, up 17% from Q2 2002 and 307% from Q3 2001, and $0.04 ahead of expectations. The Company has increased pre-tax diluted EPS sequentially for six consecutive quarters.

         - Full year 2002 financial guidance has been increased significantly, including an increase in full year 2002 pre-tax diluted EPS guidance from $0.46 to $0.54.

         - Cash and short-term investments increased over $3 million during Q3 2002. Cash and short-term investments at September 30, 2002 exceeded $13 million dollars. The Company has no long-term debt.

         - FindWhat.com facilitated 60.8 million paid click-throughs in Q3 2002, an increase of 12% from 54.2 million in Q2 2002, and a 69% increase from 36.0 million in Q3 2001.

         - FindWhat.com managed 18,500 active advertisers during Q3 2002, an increase of 9% versus the 17,100 accounts that were active in the second quarter of 2002, and 49% higher than the 12,400 active advertiser accounts in Q3 2001.

FindWhat.com reported record revenue in Q3 2002 of $10,985,024, an increase of 13% over Q2 2002 revenue of $9,710,278, and an increase of 102% versus Q3 2001 revenue of $5,449,853. For the nine months ended September 30, 2002, FindWhat.com reported revenue of $29,407,199, an increase of 136% versus revenue of $12,453,274 for the nine months ended September 30, 2001.

FindWhat.com reported record pre-tax income in Q3 2002 of $2,912,680, or $0.15 per diluted share, an increase of 16% versus Q2 2002 pre-tax income of $2,507,441, or $0.13 per diluted share, and a 348% increase over pre-tax income of $650,623, or $0.04 per diluted share, in Q3 2001. For the nine months ending September 30, 2002, the Company reported pre-tax income of $7,394,821, or $0.39 per diluted share, versus a pre-tax loss of $1,947,532, or ($0.12) per diluted share, for the nine months ended September 30, 2001.

In Q3 2002, for the first time, FindWhat.com recorded net income tax expense. As a result, the Company reported net income of $1,780,910, or $0.09 per diluted share. In Q3 2001, FindWhat.com had net income of $650,623, or $0.04 per diluted share, which did not include any income tax expense or benefit. For the nine



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months ended September 30, 2002, FindWhat.com reported net income of $8,063,051, or $0.42 per diluted share, which includes a net tax benefit of $668,230, or $0.04 per diluted share. For the nine months ended September 30, 2001, FindWhat.com had a net loss of $1,947,532, or ($0.12) per diluted share, which did not include any income tax expense or benefit.

Craig Pisaris-Henderson, Chairman and CEO of FindWhat.com said, "The third quarter represented a new chapter for FindWhat.com. On September 24th, we officially launched our private label service for large portals, an offering which we believe has the potential to change the competitive landscape for our industry. Simultaneously, our core business, the FindWhat.com paid listings network, achieved significant growth, leading to our twelfth consecutive sequential increase in revenue. We continued to upgrade our infrastructure and expand our workforce to ensure we have a solid foundation to continue to grow our core business and launch new initiatives. We remain enthusiastic about the opportunities ahead of us, and look forward to both expanding the FindWhat.com network, and finding strategic and innovative ways to capitalize on that network's success."

PROJECTED RESULTS

FindWhat.com is raising its current projection for full year 2002 revenue to $41.6 million, replacing its previously announced projection of $39.5 million. This revised projection represents an increase of 104% over total 2001 revenue of $20.4 million.

FindWhat.com is also increasing its current projection for full year 2002 diluted earnings per share, or "EPS," to $0.51, up 11% from the previously announced projection of $0.46. The projection assumes 19.5 million diluted shares outstanding in Q4 2002.

In order to provide meaningful comparisons across reporting periods, specifically to account for the recognition of a net tax benefit in Q2 2002 and the recognition of tax expense in Q3 2002 and future quarters, the Company offers projections both for EPS and pre-tax diluted earnings per share ("pre-tax EPS"). All projected figures are computed in conformity with Generally Accepted Accounting Principals. FindWhat.com is raising its current projection for full year 2002 pre-tax EPS to $0.54, up 17% from the previous estimate of $0.46. The projection assumes 19.5 million diluted shares outstanding in Q4 2002.

On October 9, 2002, the Company announced that in 2003 it expects revenue of approximately $55 million, pre-tax EPS of $0.60, and EPS of $0.36, assuming diluted shares outstanding of 21 million. Given the Company's results in Q3 2002 and strong start to Q4 2002, the Company anticipates increasing its 2003 guidance in the future.

REVENUE
Q1 2002 actual: $8.7 million
Q2 2002 actual: $9.7 million
Q3 2002 actual: $11.0 million
Q4 2002 estimated: $12.2 million
2002 estimated: $41.6 million
2003 estimated: $55.0 million



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PRE-TAX DILUTED EARNINGS PER SHARE
Q1 2002 actual: $0.10
Q2 2002 actual: $0.13
Q3 2002 actual: $0.15
Q4 2002 estimated: $0.16
2002 estimated: $0.54
2003 estimated: $0.60

DILUTED EARNINGS PER SHARE
Q1 2002 actual: $0.10
Q2 2002 actual: $0.22
Q3 2002 actual: $0.09
Q4 2002 estimated: $0.10
2002 estimated: $0.51*
2003 estimated: $0.36**

*Assumes an effective tax rate of 6%.
**Assumes an effective tax rate of 40%.

MANAGEMENT COMMENTS

Chief Operating Officer and Chief Financial Officer Phillip Thune said, "We surpassed our revenue expectations in Q3 2002 due primarily to better-than-expected levels of paid click-throughs, or visitors sent to our advertisers' websites. While we continue to add new distribution partners, in Q3 the growth in click-throughs came primarily from our existing partners, who are seeing increased activity among their user bases, and who are working more closely with us to maximize the exposure of our advertisers' listings to those users. With the introduction of our private label service, we now report Paid Click-throughs, Managed Active Advertiser Accounts, and Average Revenue per Click-through inclusive of the clicks, advertiser accounts, and our share of revenue coming from our private label partners. This should improve the rate of growth of managed active advertiser accounts and click-throughs, and depress average revenue per click-through, because we only recognize as revenue a portion of the total fees paid by advertisers for click-throughs at our private label partners' websites. Terra Lycos's InSite AdBuyer, our first private label initiative, did not launch until late in the third quarter, although it did make a contribution to our metrics. Under our agreement with Terra Lycos, we cannot comment specifically on the performance of the AdBuyer initiative, but we continue to work closely with Terra Lycos as the AdBuyer service gains traction.

"Our margins were also better than we anticipated, primarily because 1) we did not hire as many people as anticipated, 2) the average percentage of our revenue that we paid to our distribution partners stayed even with the percentage in Q2 2002, instead of the slight increase we expected, and 3) our litigation expense was significantly less than we were projecting. However, we do expect these three factors, along with continued investment in our technical infrastructure and a significant expansion in the amount of office space that we lease, to impact future quarters, as we continue to further develop our foundation in anticipation of continued growth. As a result, we do not anticipate further margin improvement in Q4 2002. With respect to our patent litigation with Overture Services, we continue to await a decision on whether the cases will be heard in New York or Los Angeles. We continue to project a run-rate of about $1 million per year in litigation expense until the cases are resolved, although we cannot predict when a decision on venue will be made, which could occur at any time. Until that decision, we do not anticipate significant activity related to the cases, as was the situation during Q3 2002."



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SERVICES / KEY METRICS

FindWhat.com is a leading developer and provider of performance-based marketing services for the Internet. With FindWhat.com's services, advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the inherent accountability of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. Forrester Research projects that by 2003, 83% of digital marketing campaigns will include a performance-based component.

The Company currently offers three proprietary performance-based services:
FindWhat.com, a keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model; a new private label service, which offers large portals and search engines the opportunity to brand and sell their own pay-per-click, keyword-targeted advertisement service using FindWhat.com's turn-key operation; and BeFirst.com RankPro, a search engine optimization service.

The Company's main focus is the operation of online marketplaces that connect the businesses and consumers (prospects) that are most likely to purchase specific goods and services to the entities (advertisers) that provide those goods and services. Advertisers create advertisements, which are comprised of titles, descriptions, URL links, and relevant keywords or keyword phrases. For each keyword, the advertisers determine what price they are willing to pay for a qualified click-through. The pricing process is an open, automated, bid-for-position system. The highest bidder for a particular keyword or phrase receives the first place position, with all other bidders on that same keyword or phrase listed in descending bid order. Through the Listing Management Center at FindWhat.com, or similar centers created for private label partners' sites, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their listings, their total expenditures, and their cost per visitor, all in a real-time environment. As a result, they can easily determine and work to improve their return on their investment from FindWhat.com's services. FindWhat.com's editors review every keyword to ensure that the listing is appropriate for that advertiser's website. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's managed advertisers.

FindWhat.com and its private-label partners, such as Terra Lycos's Lycos.com and HotBot, distribute advertisements to millions of Internet users, typically in direct response to search queries. The FindWhat.com network includes hundreds of distribution partners, including search engines like CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, and Go2Net. FindWhat.com recognizes 100% of the revenue from paid click-throughs on the sites in its network, and then shares that revenue with those sites. FindWhat.com only recognizes its share of the revenue generated from private label initiatives. With both the FindWhat.com network and the private label service, FindWhat.com's services are a source of revenue and relevant search result listings for its partners, while providing its managed advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's managed advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.

The key metrics for the FindWhat.com network and the private label service are paid click-throughs, average revenue per click-through, and managed active advertiser accounts. The following table lists key metrics for each of the last ten quarters for the FindWhat.com services, which, beginning with Q3 2002, represent the aggregate key metrics from the FindWhat.com network and the private label service.



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                                   KEY METRICS

                    PAID
              CLICK-THROUGHS      AVG. REVENUE PER     MANAGED ACTIVE ADVERTISER
QUARTER        (IN MILLIONS)      CLICK-THROUGH                ACCOUNTS

Q3 2002            60.8               $0.18                     18,500

Q2 2002            54.2               $0.18                     17,100

Q1 2002            50.8               $0.17                     16,500

Q4 2001            46.2               $0.17                     15,300

Q3 2001            36.0               $0.15                     12,400

Q2 2001            33.3               $0.13                     10,200

Q1 2001            22.9               $0.10                     7,500

Q4 2000            13.2               $0.11                     6,800

Q3 2000             5.6               $0.11                     5,300

Q2 2000             3.8               $0.07                     3,300

Not included in the table above are the results of FindWhat.com's BeFirst.com search engine optimization service, which helps clients improve their position among hundreds of third-party search engines. As with FindWhat.com's other services, clients only pay for every click-through that results from BeFirst.com's efforts.

MANAGEMENT INTERVIEW
Chairman/CEO Craig Pisaris-Henderson, COO/CFO Phillip Thune, and Vice President of Finance Brenda Agius will participate in a conference call to discuss the results and the outlook for the Company. The call will take place on October 21, 2002 at approximately 5:00 p.m. Eastern Time, and will be simulcast on the Internet at:

http://www.on24.com/clients/default/audioevent.html?eventid=1010&sessionid=1
----------------------------------------------------------------------------

A replay of the conference call will be available at the same URL for 30 days after the call.

ABOUT FINDWHAT.COM(R)
FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, and Go2Net. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects who click through to their sites, and increase their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe," "project," or "expect," or variations of such words and similar expressions are intended to identify such forward-


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looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

                               -Tables To Follow-



























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                                  FINDWHAT.COM
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                           For the three months ended        For the nine months ended
                                                  September 30,                     September 30,
                                          -------------------------------------------------------------
                                               2002            2001             2002            2001
                                          -------------------------------------------------------------

Revenues                                  $ 10,985,024    $  5,449,853     $ 29,407,199    $ 12,453,274
                                          -------------------------------------------------------------

Operating expenses
  Search serving                          $    466,368    $    277,006     $  1,415,805    $  1,100,595
  Sales and marketing                        6,076,044       3,560,451       16,184,320       9,501,598
  General and administrative                 1,425,576         894,100        4,152,916       2,652,786
  Product development                          169,331          88,551          395,907         185,407
  Loss on sale of advertising contract         996,382
                                          -------------------------------------------------------------

  Total operating expenses                $  8,137,319    $  4,820,108     $ 22,148,948    $ 14,436,768
                                          -------------------------------------------------------------

  Income (loss) from operations           $  2,847,705    $    629,745     $  7,258,251    $ (1,983,494)

  Interest income, net                    $     64,975    $     20,878     $    136,570    $     35,962
                                          -------------------------------------------------------------

  Income (loss) before provision for
     income taxes                         $  2,912,680    $    650,623     $  7,394,821    $ (1,947,532)

  Income tax expense (benefit)               1,131,770                         (668,230)
                                          -------------------------------------------------------------

         Net income (loss)                $  1,780,910    $    650,623     $  8,063,051    $ (1,947,532)
                                          =============================================================

Income (loss) per share
     Basic                                $       0.10    $       0.04     $       0.48    $      (0.12)
                                          =============================================================
     Diluted                              $       0.09    $       0.04     $       0.42    $      (0.12)
                                          =============================================================

Weighted-average number of common
  shares outstanding
     Basic                                  17,019,472      16,455,177       16,952,402      16,060,714
                                          =============================================================
     Diluted                                19,121,126      17,369,547       19,084,210      16,060,714
                                          =============================================================


ADDITIONAL INFORMATION:
Income (loss) before income
   tax expense (benefit) per share
     Basic                                $       0.17    $       0.04     $       0.44    $      (0.12)
                                          =============================================================
     Diluted                              $       0.15    $       0.04     $       0.39    $      (0.12)
                                          =============================================================



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                                  FINDWHAT.COM
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                     SEPTEMBER 30,    December 31,
                                                                         2002             2001
                                                                     -----------------------------
                                   ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                        $  2,712,879     $  5,497,734
    Short-term investments                                             10,654,930        1,000,324
    Accounts receivable, less allowance for doubtful accounts of
       $124,623 and $50,605 at June 30, 2002 and December 31,
        2001, respectively                                              1,302,584          787,618
    Deferred tax asset                                                    702,012                -
    Prepaid expenses and other current assets                             170,877          123,813
                                                                     -----------------------------

         Total current assets                                          15,543,282        7,409,489

EQUIPMENT AND FURNITURE - NET                                           2,024,656          863,669

OTHER ASSETS                                                              135,517           51,415
                                                                     -----------------------------

         Total assets                                                $ 17,703,455     $  8,324,573
                                                                     -----------------------------

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                            $  3,065,766     $  2,690,657
    Current portion of capital lease obligations                            3,742            9,443
    Deferred revenue                                                      825,158          507,447
    Other current liabilities                                             110,000           30,000
                                                                     -----------------------------

         Total current liabilities                                      4,004,666        3,237,547

CAPITAL LEASE OBLIGATIONS, less current portion                             1,925            5,578
                                                                     -----------------------------

         Total liabilities                                              4,006,591        3,243,125
                                                                     -----------------------------

STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value; authorized,
       500,000 shares; none issued and outstanding
    Common stock, $.001 par value; authorized, 50,000,000
      shares; 17,039,938 and 16,651,677, respectively issued; and
      17,032,938 and 16,644,677, respectively outstanding                  17,040           16,652
    Additional paid-in capital                                         16,708,541       16,171,876
    Deferred service costs                                                                 (15,312)
    Treasury stock; 7,000 shares, at cost                                 (82,035)         (82,035)
    Accumulated deficit                                                (2,946,682)     (11,009,733)
                                                                     -----------------------------

         Total stockholders' equity                                    13,696,864        5,081,448
                                                                     -----------------------------

         Total liabilities and stockholders' equity                  $ 17,703,455     $  8,324,573
                                                                     -----------------------------